CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
EARTHSTONE ENERGY, INC.

     The undersigned, acting on behalf of Earthstone Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

     A.           The name of the Company is Earthstone Energy, Inc.

     B.           This amendment to the Certificate of Incorporation as set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Article 4 of the Certificate of Incorporation of the Company is hereby amended by adding the following section to the end of Article 4 to read as follows:

     “(c) Effective as of 5:00 p.m., Eastern Time, on December 31, 2010 (the “Effective Date”), each ten (10) shares of the Company’s common stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company. No fractional shares shall be issued in connection with the reverse split and in lieu thereof, one share shall be issued in lieu of any fractional shares.

On the Effective Date, the number of authorized shares of the Company’s common stock, par value $0.001 per share, shall be reduced from 32,000,000 shares to 6,400,000 shares.

One the Effective Date, the number of authorized shares of the Company’s preferred stock, par value $0.001 per share, shall be reduced from 3,000,000 shares to 600,000 shares.”

   IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Certificate of Amendment on the 20th day of December, 2010.

EARTHSTONE ENERGY, INC.
By:	/s/ Ray Singleton
Ray Singleton
President and Chief Executive Officer